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                                                                   EXHIBIT 10.27

                                PROMISSORY NOTE
                                ---------------

$720,115.00                                                      August 31, 1998

          For value received, University of Sarasota, Inc. ("U of S") promises to pay on demand to the order of Michael C. Markovitz ("MM"), at such place as designated in writing by the holder hereof, the aggregate principal sum of $720,115.00. This Note was issued pursuant to the Purchase and Sale Agreement dated as of August 31, 1998, between MM and U of S.

          Interest shall accrue on the outstanding principal amount of this Note at a rate equal to the lesser of (i) 3.63% per annum or (ii) the highest rate permitted by applicable law, and shall be payable at such time as the principal of this Note becomes due and payable.

          In the event U of S fails to pay any amounts due hereunder when due, U of S shall pay to the holder hereof, in addition to such amounts due, all costs of collection, including reasonable attorneys fees.

          U of S, or its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of U of S hereunder.

          This Note shall be governed by the internal laws, not the conflicts, of the State of Illinois.

                                       UNIVERSITY OF SARASOTA, INC.

                                       By /s/ Michael C. Markovitz
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